News Release

Media Inquiries	Investor Inquiries
Bill Price 908-582-4820 (office) 201-214-5123 (mobile) williamprice@lucent.com	John DeBono 908-582-7793 (office) debono@lucent.com

Joan Campion 908-582-5832 (office) 201-761-9384 (mobile) joancampion@lucent.com	Dina Fede 908-582-0366 (office) fede@lucent.com

LUCENT TECHNOLOGIES UPDATES REVENUE GUIDANCE FOR FISCAL YEAR 2006

— Company names Frank D’Amelio to new role as chief operating officer

FOR IMMEDIATE RELEASE: FRIDAY, January 13, 2006

MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today announced that while it had previously anticipated annual revenues for fiscal 2006 to increase on a percentage basis in the mid-single digits, it now expects annual revenues to be essentially flat or increase in the low-single digits for the year.

Lucent said it expects revenues for the first quarter of fiscal 2006, which ended Dec. 31, 2005, to be about $2.05 billion, subject to the completion of its quarterly closing process, as compared with $2.43 billion for the prior quarter, which ended Sept. 30, 2005. The sequential decline is primarily driven by lower sales in the United States and China. The company also said it expects revenues in the second half of the fiscal year to be significantly higher than the first half of the year.

“As a result of the first-quarter performance and a review of our expectations for the remainder of the year, we believe it is prudent to change our full-year revenue guidance at this time,” said Lucent Technologies Chairman and CEO Patricia Russo. “While we are clearly disappointed, we consider this to be a temporary setback to the progress we have made, and we are confident that our performance will be much stronger for the remainder of the year.

“Our customers continue investing in the next generation of networks that will be based on IMS, and despite this quarter’s results, we continue to see opportunities in the market that align with our strengths and investments in IMS, 3G mobile, services, next-gen optical and access. As always, we will continue to look at ways to profitably grow the top line, broaden our customer base and improve our cost structure,” said Russo.

In a separate news release today, Russo also announced that Lucent Chief Financial Officer Frank D’Amelio, 48, has been appointed the company’s chief operating officer (COO). As COO, D’Amelio will work with Russo and will be responsible for leading the operations of the business including sales, the product groups, the services business, the supply chain, IT operations and labor relations. D’Amelio will continue in his role as chief financial officer until a successor is named.

The company will provide more details on its financials when it announces its quarterly results on Tuesday, Jan. 24. Investors and others are invited to listen to the quarterly conference call, which will be broadcast live over the Internet on Tuesday, Jan. 24, at 8:30 a.m. Eastern Time (ET). The call will be available for replay on Lucent’s Web site through Jan. 31, at http://www.lucent.com/investor/.

Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit www.lucent.com.

This press release contains statements about future performance, events or developments, which are also known as “forward-looking statements.” Forward-looking statements are based on current expectations, estimates, forecasts and projections about us, our future performance and the industries in which we operate as well as on our management’s assumptions and beliefs. Statements that contain words like “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are forward-looking statements. Since they relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the risks and uncertainties include: our ability to operate effectively in a highly competitive industry with many participants; our ability to keep pace with technological advances and correctly identify and invest in the technologies that become commercially accepted; our reliance on a small number of key customers; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in our long-term sales agreements; exposure to the credit risk of our customers; our reliance on two contract manufacturers to supply most of the products we sell; the social, political and economic risks of our foreign operations; the costs and risks associated with our pension and postretirement benefit obligations; the complexity of our products; changes to existing regulations or technical standards; existing and future litigation; our ability to protect our intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a description of these and some other risks and uncertainties, you should read the reports we have filed with the Securities and Exchange Commission, including periodic reports on Forms 10-K, 10-Q and 8-K. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements we make, even if new information, future events, changes in assumptions or any other reason would alter those statements.

# # #